Exhibit 10.1
March 31, 2008
Mark Smith
Chief Financial Officer
Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027

Re:	Retention Bonus Agreement
Dear Mark:
     Replidyne, Inc. (the “Company”) anticipates that it may consummate a Strategic Transaction (as defined below) in the near future. The Company considers you essential to its operations and to the successful completion of the Strategic Transaction. Accordingly, the Company would like to offer you a financial incentive to remain a productive member of the Company while the Company is pursuing this Strategic Transaction.
     Below are the terms and conditions of the Retention Bonus Agreement (the “Agreement”) for your review and signature. Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Employment Agreement dated April 3, 2006 between you and the Company, as amended from time to time (the “Employment Agreement”).
     1. Retention Bonuses.
          (a) Subject to Section 5 and the other terms and conditions contained herein, you are eligible to earn both:
               (i) a bonus in the amount of $100,000 in cash (the “September Bonus”), provided that you remain employed by Company through September 30, 2008; and
               (ii) a bonus in an amount of not less than $100,000 and not greater than $150,000 in cash, which final amount will be determined by the board of directors of the Company (the “Board”) in its sole discretion (the “Transaction Bonus”), provided that you remain employed by the Company through the consummation of a Strategic Transaction.
          (b) The Retention Bonus will be paid (i) on September 30, 2008 in the case of the September Bonus and (ii) within 10 days following the consummation of a Strategic Transaction in the case of the Transaction Bonus.
     2. Definition of Strategic Transaction. For purposes of this Agreement, the term “Strategic Transaction” shall mean, subject to the sole discretion of the Board, (a) a strategic alliance or partnership with an unaffiliated third party that relates to the development and commercialization of faropenem medoxomil or (b) another strategic transaction to which the Company is a party.

     3. Employment Termination.
          (a) Termination Without Cause or for Good Reason. In the event that your employment with the Company is terminated by the Company without Cause or by you for Good Reason prior to September 30, 2008, you shall be paid the September Bonus (i) on the date of termination in the case of a termination without Cause and (ii) within 10 days following a termination by you for Good Reason.
          (b) Voluntary Termination; Termination for Cause. If you voluntarily terminate your employment with the Company other than for Good Reason or if the Company terminates your employment for Cause prior to September 30, 2008, you will not be eligible to receive any portion of the September Bonus.
     4. At-Will Employment. This Agreement does not alter the status of your at-will employment relationship with the Company and does not in any way interfere with your right or the Company’s right to terminate your employment at any time, with or without Cause or advance notice; provided that the Employment Agreement shall continue in full force and effect in accordance with the terms thereof.
     5. Withholding; Parachute Excise Tax.
          (a) The Company will withhold applicable federal, state, local and foreign income and employment taxes from any payments under this Agreement, and, to the extent necessary, from any other payments made to you.
          (b) Anything in this Agreement to the contrary notwithstanding, if any payment made pursuant to this Agreement (a “Payment”) would, after taking into account all other payments and benefits received (or to be received) by you from the Company or otherwise, (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (l) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you. You may decline all or any portion of your allocation hereunder by notifying the Company in writing any time prior to the payment of such bonus. All determinations to be made pursuant to this paragraph shall be made by the Company or tax advisors designated by the Company in its sole discretion.
     6. Term and Termination. This Agreement shall terminate following the later to occur of (a) September 30, 2008 and (b) 10 days following the consummation of a Strategic Transaction, provided, that, the Company has made all required payments hereunder. Notwithstanding the foregoing, this Agreement shall terminate in any event upon the termination of your employment with the Company, provided, that, the Company has made all required payments hereunder.

     7. Amendment. The parties may amend or terminate this Agreement at any time by mutually written consent.
     8. No Assignment or Transfer by You. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by you except by will or under the laws of descent or distribution. Any purported transfer by you shall be void.
     9. Assumption by Acquiror. The Company’s obligations to you hereunder shall be assumed by any successor to the Company.
     10. Choice of Law. All questions concerning the construction, validation and interpretation of the Agreement will be governed by the law of the State of Colorado without regard to conflict of law principles.
     11. Complete Agreement. This Agreement forms the complete and exclusive statement of terms between you and the Company with regard to this subject matter, supersedes any other agreements or promises made to you by anyone, whether oral or written, on this subject.
We look forward to your further contributions to the Company’s success. To accept this Retention Bonus Agreement, please sign below and return the original to me.
Sincerely,

/s/ Kenneth Collins Kenneth Collins, Chief Executive Officer
I acknowledge that I have read, understand and agree to the Retention Bonus Agreement.

By:	/s/ Mark Smith	Date: March 31, 2008